EXHIBIT 99.1

CERTIFICATE OF ELIMINATION
OF
PARTICIPATING PREFERRED STOCK, $0.001 PAR VALUE
OF
SCIELE PHARMA, INC.

Pursuant to Section 151(g) and Section 103 of the
Delaware General Corporation Law

Pursuant to the provisions of Section 151(g) and Section 103 of the General Corporation Law of the State of Delaware, the undersigned, Darrell Borne, Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Sciele Pharma, Inc. does hereby certify that:

1.  The name of the corporation is SCIELE PHARMA, INC., a duly organized and existing corporation under the General Corporation Law of the State of Delaware (hereinafter referred to as the "Corporation").

2.  The designation of the series of stock of the Corporation to which this certificate relates is the Participating Preferred Stock, $0.001 par value (the “Participating Preferred Stock”).

3.  The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the shares of Participating Preferred Stock were provided for in resolutions adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation, as amended (the “Certificate of Incorporation”) of the Corporation.  The Certificate of Designation, Preferences and Rights of Participating Preferred Stock (the “Certificate of Designation”) setting forth such resolutions was filed with the Secretary of State of the State of Delaware on July 25, 2002 pursuant to the provisions of Section 151 and Section 103 of the General Corporation Law of the State of Delaware.  None of the authorized shares of the Participating Preferred Stock are outstanding and none will be issued.

4.  The Board of Directors of the Corporation duly adopted the following resolutions:

RESOLVED, that no shares of the Participating Preferred Stock are outstanding and none will be issued;

RESOLVED FURTHER, that the Certificate of Elimination (the “Certificate”) in respect of the Participating Preferred Stock presented to the Board of Directors and attached to these resolutions is approved as to its form and substance;

RESOLVED FURTHER, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, as amended, the Chief Financial Officer of the Company is hereby authorized to sign the Certificate in respect of the Participating Preferred Stock in substantially the form presented to the Board;

RESOLVED FURTHER, that the Chief Financial Officer of the Company be and hereby is authorized to file the Certificate with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware which will have the effect when filed of eliminating from the Certificate of Incorporation all reference to the Participating Preferred Stock.

5.  That in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Certificate of Incorporation is hereby amended to eliminate all reference to the Participating Preferred Stock.

IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury, this 22nd day of May, 2008.

/s/ Darrell Borne
Darrell Borne
Chief Financial Officer